BOK Financial Corporation reports quarterly earnings of $164 million, or $2.54 per share, in the second quarter.

Second quarter 2024 financial highlights[1]
Net Income
Net income was $163.7 million or $2.54 per diluted share compared to $83.7 million or $1.29 per diluted share. Excluding the gain on conversion of Visa shares, the additional FDIC special assessment expense and the contribution of Visa shares to the BOKF Foundation, net income would have been $131.1 million or $2.02 per share for the second quarter of 2024.[2]

Net Interest Income & Margin	Net interest income totaled $296.0 million, an increase of $2.4 million. Net interest margin was 2.56% compared to 2.61%.

Fees & Commissions Revenue
Fees and commissions revenue was $200.0 million, consistent with the prior quarter. Higher fiduciary and asset management revenue and transaction card revenue was offset by lower brokerage and trading revenue.

Operating Expense
Operating expense decreased $3.7 million to $336.7 million, primarily due to a reduction in personnel expense with lower incentive compensation, including deferred compensation plans, regular compensation, and employee benefits. Non-personnel expense increased $7.9 million, largely due to our contribution of Visa shares valued at $10.0 million to the BOKF Foundation.

Loans
Period end loans grew by $381 million to $24.6 billion at June 30, 2024, mostly driven by growth in commercial loans, partially offset by a reduction in commercial real estate loans. Average outstanding loan balances were $24.4 billion, a $437 million increase.

Credit Quality
Nonperforming assets totaled $93 million or 0.38% of outstanding loans and repossessed assets at June 30, 2024, compared to $122 million or 0.51% at March 31, 2024. Net charge-offs were $6.9 million or 0.11% of average loans on an annualized basis in the second quarter.

Deposits
Period end deposits increased $858 million to $36.2 billion while average deposits increased $627 million to $35.7 billion. Average interest-bearing deposits increased $872 million while average demand deposits declined by $244 million. The loan to deposit ratio was 68% at June 30, 2024, unchanged from the prior quarter.

Capital	Tangible common equity ratio was 8.38% compared to 8.21% at March 31, 2024. Tier 1 capital ratio was 12.11%, Common equity Tier 1 capital ratio was 12.10%, and total capital ratio was 13.25%.
1 Comparisons are to prior quarter unless otherwise noted.
2 See Explanation and Reconciliation of Non-GAAP Measures - Unaudited section following.

▲	$2.4 million	11 bps	13.0%
NET INTEREST INCOME		NET CHARGE OFFS - ANNUALIZED	COMMERCIAL LOAN GROWTH - ANNUALIZED

CEO Commentary
“BOK Financial once again produced very strong quarterly results, led by our robust commercial and industrial loan growth — a result of our team’s sales efforts and a footprint in states with outstanding economic growth. We continue to grow thoughtfully, taking advantage of current market uncertainty and our robust capital and liquidity levels, while maintaining a disciplined credit culture. This credit culture is foundational to who we are and continues to yield exceptional performance. We also realized gains in our Visa B stock during the quarter, a positive outcome that highlights our patience and long-term approach to generating shareholder value. We have a sustainable business model with a leading mix of core fee businesses while also doing an exemplary job of risk management, evidenced by tangible capital, liquidity, and a commercial real estate concentration being meaningfully favorable to peers.”

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Net Interest Income

(In thousands)	June 30, 2024	Mar. 31, 2024	Change	% Change
Interest revenue	$671,817	$645,212	$26,605	4.1%
Interest expense	375,796	351,640	24,156	6.9%
Net interest income	$296,021	$293,572	$2,449	0.8%

Net interest margin	2.56%	2.61%	(0.05)%	N/A

Average earning assets	$46,019,346	$44,846,886	$1,172,460	2.6%
Average trading securities	5,922,891	5,371,209	551,682	10.3%
Average investment securities	2,151,079	2,210,040	(58,961)	(2.7)%
Average available for sale securities	12,755,865	12,537,981	217,884	1.7%
Average loans balance	24,385,153	23,948,567	436,586	1.8%
Average interest-bearing deposits	27,266,244	26,394,475	871,769	3.3%
Funds purchased and repurchase agreements	1,838,323	1,258,044	580,279	46.1%
Other borrowings	7,151,228	6,844,633	306,595	4.5%
Net interest income was $296.0 million for the second quarter of 2024 compared to $293.6 million for the prior quarter. Net interest margin was 2.56% compared to 2.61%. The pace of demand deposit migration and deposit repricing has slowed compared to the previous quarter and was offset by improving yields on the available for sale securities portfolio. For the second quarter of 2024, our core net interest margin excluding trading activities, a non-GAAP measure, was 2.94% compared to 2.97% in the prior quarter.
Average earning assets increased $1.2 billion. Average loan balances increased $437 million, largely due to growth in commercial loans, partially offset by a reduction in commercial real estate loan balances. Average available for sale securities grew $218 million while average trading securities increased $552 million. Average interest-bearing deposits increased $872 million, primarily from interest-bearing transaction accounts. Funds purchased and repurchase agreements grew $580 million while average other borrowings increased $307 million.
The yield on average earning assets was 5.80%, up 7 basis points. The yield on the available for sale securities portfolio increased 23 basis points to 3.71% while the loan portfolio yield increased 1 basis point to 7.41%. The yield on trading securities decreased 6 basis points to 5.06% and the yield on interest-bearing cash and cash equivalents increased 90 basis points to 5.86%.
Funding costs were 4.15%, up 7 basis points. The cost of interest-bearing deposits increased 7 basis points to 3.76%. The cost of funds purchased and repurchase agreements increased 23 basis points to 4.28%. The benefit to net interest margin from assets funded by non-interest liabilities was 91 basis points, a decrease of 5 basis points.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Other Operating Revenue

(In thousands)	June 30, 2024	Mar. 31, 2024	Change	% Change
Brokerage and trading revenue	$53,017	$59,179	$(6,162)	(10.4)%
Transaction card revenue	27,246	25,493	1,753	6.9%
Fiduciary and asset management revenue	57,576	55,305	2,271	4.1%
Deposit service charges and fees	29,572	28,685	887	3.1%
Mortgage banking revenue	18,628	18,967	(339)	(1.8)%
Other revenue	13,988	12,935	1,053	8.1%
Total fees and commissions	200,027	200,564	(537)	(0.3)%
Other gains, net	57,375	4,269	53,106	N/A
Loss on derivatives, net	(1,091)	(8,633)	7,542	N/A
Loss on fair value option securities, net	(94)	(305)	211	N/A
Change in fair value of mortgage servicing rights	3,453	10,977	(7,524)	N/A
Gain (loss) on available for sale securities, net	34	(45,171)	45,205	N/A
Total other operating revenue	$259,704	$161,701	$98,003	60.6%
Fees and commissions revenue totaled $200.0 million for the second quarter of 2024, consistent with the prior quarter.
Brokerage and trading revenue decreased $6.2 million to $53.0 million. Trading revenue decreased $9.8 million to $27.7 million as margins compressed due to market conditions in the second quarter of 2024. Investment banking revenue grew $3.0 million from increased underwriting and syndication fees.
Fiduciary and asset management revenue increased $2.3 million to $57.6 million, led by higher seasonal tax preparation fee income. Transaction card revenue grew $1.8 million to $27.2 million, primarily due to an increase in the volume of transactions processed during the second quarter of 2024.
Other gains, net, increased $53.1 million to $57.4 million. The second quarter of 2024 included a $53.8 million pre-tax gain on the conversion of our Visa B shares under the recently announced exchange offer by Visa, Inc. The gain offsets losses of $45.2 million on the repositioning of the available for sale securities portfolio realized in the first quarter of 2024. We donated 35,620 of the converted Visa shares valued at $10.0 million to the BOKF Foundation during the second quarter of 2024, allowing us to further invest in the communities we serve.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Operating Expenses

(In thousands)	June 30, 2024	Mar. 31, 2024	Change	% Change
Personnel	$191,090	$202,653	$(11,563)	(5.7)%
Business promotion	8,250	7,978	272	3.4%
Charitable contributions to BOKF Foundation	13,610	—	13,610	N/A
Professional fees and services	13,331	12,010	1,321	11.0%
Net occupancy and equipment	30,245	30,293	(48)	(0.2)%
FDIC and other insurance	7,317	8,740	(1,423)	(16.3)%
FDIC special assessment	1,190	6,454	(5,264)	(81.6)%
Data processing and communications	46,131	45,564	567	1.2%
Printing, postage and supplies	3,789	3,997	(208)	(5.2)%
Amortization of intangible assets	2,898	3,003	(105)	(3.5)%
Mortgage banking costs	8,532	6,355	2,177	34.3%
Other expense	10,307	13,337	(3,030)	(22.7)%
Total operating expense	$336,690	$340,384	$(3,694)	(1.1)%
Total operating expense was $336.7 million for the second quarter of 2024, a decrease of $3.7 million compared to the first quarter of 2024.
Personnel expense was $191.1 million, a decrease of $11.6 million. Incentive compensation expense decreased $7.7 million due to a decrease in deferred compensation expense and a shift in the timing of expense recognition as commercial incentive compensation plans move to being primarily share-based rather than cash-based awards. Employee benefits expense decreased $2.0 million due to a seasonal decrease in payroll taxes, partially offset by higher healthcare costs. Regular compensation decreased $1.9 million. A greater amount of compensation expense was capitalized during the second quarter due to an annual update of the standard costs for loan originations coupled with an increase in mortgage loan production volume.
Non-personnel expense was $145.6 million, an increase of $7.9 million. In addition to the $10 million share donation previously mentioned, we also made a $3.6 million contribution to the BOKF Foundation in the second quarter of 2024. Mortgage banking costs increased $2.2 million due to higher seasonal prepayments, and a rise in professional fees and services expense of $1.3 million was primarily due to project related expense. In the second quarter of 2024, we recognized $1.2 million of expense related to the FDIC special assessment estimate compared to $6.5 million of expense in the prior quarter. Other expense decreased $3.0 million, primarily due to lower operational losses.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Loans

(In thousands)	June 30, 2024	Mar. 31, 2024	Change	% Change
Commercial:
Healthcare	$4,231,058	$4,245,939	$(14,881)	(0.4)%
Services	3,577,144	3,529,421	47,723	1.4%
Energy	3,451,485	3,443,719	7,766	0.2%
General business	4,363,722	3,913,788	449,934	11.5%
Total commercial	15,623,409	15,132,867	490,542	3.2%

Commercial Real Estate:
Multifamily	1,997,282	1,960,839	36,443	1.9%
Industrial	1,214,991	1,343,970	(128,979)	(9.6)%
Office	876,897	901,105	(24,208)	(2.7)%
Retail	547,706	543,735	3,971	0.7%
Residential construction and land development	88,252	83,906	4,346	5.2%
Other real estate loans	358,447	403,122	(44,675)	(11.1)%
Total commercial real estate	5,083,575	5,236,677	(153,102)	(2.9)%

Loans to individuals:
Residential mortgage	2,281,226	2,192,584	88,642	4.0%
Residential mortgages guaranteed by U.S. government agencies	131,825	139,456	(7,631)	(5.5)%
Personal	1,433,546	1,470,976	(37,430)	(2.5)%
Total loans to individuals	3,846,597	3,803,016	43,581	1.1%

Total loans	$24,553,581	$24,172,560	$381,021	1.6%
Outstanding loans were $24.6 billion at June 30, 2024, growing $381 million over March 31, 2024, largely due to growth in commercial loans, partially offset by a reduction in commercial real estate loans. Unfunded loan commitments decreased $319 million compared to the first quarter of 2024.
Outstanding commercial loan balances, which includes healthcare, services, energy and general business loans, increased $491 million over the prior quarter.
General business loans increased $450 million to $4.4 billion or 18% of total loans. General business loans include $2.7 billion of wholesale/retail loans and $1.6 billion of loans from other commercial industries.
Services sector loan balances increased $48 million to $3.6 billion or 15% of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Energy loan balances increased $7.8 million to $3.5 billion or 14% of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 70% of committed production loans are secured by properties primarily producing oil. The remaining 30% is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $4.4 billion at June 30, 2024, a $20 million increase over March 31, 2024.
Healthcare sector loan balances decreased $15 million, totaling $4.2 billion or 17% of total loans. Our healthcare sector loans primarily consist of $3.5 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Commercial real estate loan balances decreased $153 million to $5.1 billion and represent 21% of total loans. Loans secured by industrial facilities decreased $129 million to $1.2 billion. Other real estate loans decreased $45 million to $358 million, and loans secured by office facilities decreased $24 million to $877 million. These decreases were partially offset by a $36 million increase in loans secured by multifamily properties. Unfunded commercial real estate loan commitments were $1.6 billion at June 30, 2024, an $88 million decrease compared to March 31, 2024. We take a disciplined approach to managing our concentration of commercial real estate loan commitments as a percentage of capital.
Loans to individuals increased $44 million and represent 16% of total loans. Residential mortgage loans increased $81 million while personal loans decreased $37 million.

Period End & Average Deposits

(In thousands)	June 30, 2024	Mar. 31, 2024	Change	% Change
Period end deposits
Demand	$8,840,178	$8,414,056	$426,122	5.1%
Interest-bearing transaction	23,107,042	22,748,185	358,857	1.6%
Savings	830,489	854,397	(23,908)	(2.8)%
Time	3,463,935	3,366,909	97,026	2.9%
Total deposits	$36,241,644	$35,383,547	$858,097	2.4%

Average deposits
Demand	$8,386,979	$8,631,416	$(244,437)	(2.8)%
Interest-bearing transaction	23,006,204	22,264,259	741,945	3.3%
Savings	832,704	843,037	(10,333)	(1.2)%
Time	3,427,336	3,287,179	140,157	4.3%
Total average deposits	$35,653,223	$35,025,891	$627,332	1.8%
Our funding sources, which primarily include deposits and wholesale borrowings, provide adequate liquidity to meet our needs. The loan to deposit ratio was 68% at June 30, 2024, consistent with the prior quarter, providing significant on-balance sheet liquidity to meet future loan demand and contractual obligations.
Period end deposits totaled $36.2 billion at June 30, 2024, an $858 million increase. Demand deposits grew by $426 million due to elevated customer activity at quarter end. Interest-bearing transaction account balances increased $359 million while time deposits increased $97 million.
Average deposits were $35.7 billion at June 30, 2024, a $627 million increase. Average interest-bearing transaction account balances increased $742 million and average time deposits increased $140 million. Average demand deposit account balances decreased $244 million.
Average Commercial Banking deposits increased $459 million to $16.2 billion or 45% of total deposits. Our commercial deposit portfolio is highly diversified across industries and customers. The highest concentration by industry within our commercial deposit portfolio is with our energy customers representing 8% of our total deposits. Wealth Management deposits increased $313 million to $9.6 billion or 27% of total deposits. Consumer Banking deposits increased $173 million to $8.1 billion or 23% of total deposits.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Capital

	Minimum Capital Requirement	Capital Conservation Buffer	Minimum Capital Requirement Including Capital Conservation Buffer	June 30, 2024	Mar. 31, 2024
Common equity Tier 1	4.50%	2.50%	7.00%	12.10%	11.99%
Tier 1 capital	6.00%	2.50%	8.50%	12.11%	12.00%
Total capital	8.00%	2.50%	10.50%	13.25%	13.15%
Tier 1 Leverage	4.00%	N/A	4.00%	9.39%	9.42%
Tangible common equity ratio[1]				8.38%	8.21%
Adjusted common tangible equity ratio[1]				8.06%	7.92%

Common stock repurchased (shares)				412,176	616,630
Average price per share repurchased				$90.38	$83.89
1 See Explanation and Reconciliation of Non-GAAP Measures following.
The company's common equity Tier 1 capital ratio was 12.10% at June 30, 2024. In addition, the company's Tier 1 capital ratio was 12.11%, total capital ratio was 13.25%, and leverage ratio was 9.39% at June 30, 2024. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 3 basis points to the company's common equity Tier 1 capital ratio at June 30, 2024. At March 31, 2024, the company's common equity Tier 1 capital ratio was 11.99%, Tier 1 capital ratio was 12.00%, total capital ratio was 13.15%, and leverage ratio was 9.42%.
The company's tangible common equity ratio, a non-GAAP measure, was 8.38% at June 30, 2024 and 8.21% at March 31, 2024. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 8.06%.
The company repurchased 412,176 shares of common stock at an average price paid of $90.38 a share in the second quarter of 2024. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Nonperforming assets totaled $93 million or 0.38% of outstanding loans and repossessed assets at June 30, 2024, compared to $122 million or 0.51% at March 31, 2024. Excluding loans guaranteed by U.S. government agencies, nonperforming assets totaled $86 million or 0.35% of outstanding loans and repossessed assets at June 30, 2024, compared to $113 million or 0.47% at March 31, 2024.
Nonaccruing loans decreased $29 million compared to March 31, 2024. New nonaccruing loans identified in the second quarter totaled $24 million, offset by $42 million in payments received and $7.9 million of charge-offs. Nonaccruing healthcare loans decreased $28 million and nonaccruing commercial real estate loans decreased $9.2 million, partially offset by a $14 million increase in nonaccruing energy loans.
Net charge-offs were $6.9 million or 0.11% of average loans on an annualized basis in the second quarter. Charge-offs for the second quarter were primarily composed of a single healthcare loan. Net charge-offs were $5.5 million or 0.09% of average loans on an annualized basis in the first quarter of 2024.
The provision for credit losses of $8.0 million in the second quarter of 2024 reflects continued loan growth and a stable economic forecast. The provision for credit losses was $8.0 million in the first quarter of 2024.
At June 30, 2024, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $330 million or 1.34% of outstanding loans and 393% of nonaccruing loans. At March 31, 2024, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $329 million or 1.36% of outstanding loans and 298% of nonaccruing loans.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)

Securities & Derivatives
The fair value of the available for sale securities portfolio totaled $12.8 billion at June 30, 2024, a $141 million increase compared to March 31, 2024. At June 30, 2024, the available for sale securities portfolio consisted primarily of $8.1 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $3.6 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At June 30, 2024, the available for sale securities portfolio had a net unrealized loss of $649 million compared to $643 million at March 31, 2024.
We hold an inventory of trading securities in support of sales to a variety of customers. At June 30, 2024, the trading securities portfolio totaled $5.2 billion compared to $5.4 billion at March 31, 2024.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $755 thousand to $19.1 million at June 30, 2024.
Derivative contracts are carried at fair value. At June 30, 2024, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $339 million compared to $463 million at March 31, 2024. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $327 million at June 30, 2024 and $460 million at March 31, 2024.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $221 thousand during the second quarter of 2024, including a $3.6 million decrease in the fair value of securities and derivative contracts held as an economic hedge, a $3.5 million increase in the fair value of mortgage servicing rights, and $96 thousand of related net interest expense.

Second Quarter 2024 Segment Highlights

	Commercial Banking		Consumer Banking		Wealth Management

(In thousands)	June 30, 2024	Mar. 31, 2024	June 30, 2024	Mar. 31, 2024	June 30, 2024	Mar. 31, 2024
Net interest income and fee revenue	$257,455	$254,625	$101,416	$100,342	$142,709	$147,102
Net loans charged-off	6,134	4,160	1,247	1,808	—	(15)
Personnel expense	45,964	45,319	24,016	25,236	63,669	63,549
Non-personnel expense	30,150	24,776	31,112	28,211	26,545	35,739
Net income	119,563	121,797	24,117	24,731	27,497	25,228

Average loans	20,403,837	20,067,170	1,975,106	1,913,586	2,199,747	2,198,803
Average deposits	16,189,003	15,730,241	8,073,782	7,901,167	9,551,307	9,237,965
Assets under management or administration	—	—	—	—	107,477,030	105,530,903
Commercial Banking contributed $119.6 million to net income in the second quarter of 2024, a decrease of $2.2 million compared to the first quarter of 2024. Combined net interest income and fee revenue increased $2.8 million. Net interest income was consistent with prior quarter and transaction card revenue increased $1.9 million driven by a rise in transaction volume processed during the second quarter of 2024. Net loans charged-off increased $2.0 million to $6.1 million in the second quarter of 2024. Non-personnel expense increased $5.4 million due to an increase in other expense. Personnel expense was consistent with the prior quarter. Average loans increased $337 million or 2% to $20.4 billion. Average deposits increased $459 million or 3% to $16.2 billion.
Consumer Banking contributed $24.1 million to net income in the second quarter of 2024, relatively unchanged compared to the prior quarter. Combined net interest income and fee revenue increased $1.1 million. Operating expense increased $1.7 million, primarily due to an increase in mortgage banking costs resulting from higher seasonal prepayments. Average loans increased $62 million or 3% to $2.0 billion. Average deposits increased $173 million or 2% to $8.1 billion.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Wealth Management contributed $27.5 million to net income in the second quarter of 2024, an increase of $2.3 million over the first quarter of 2024. Combined net interest income and fee revenue decreased $4.4 million. Total revenue from institutional trading activities decreased $7.9 million, largely due to compressed margins driven by market conditions during the second quarter. Other revenue decreased $2.0 million. Investment banking revenue increased $2.7 million, primarily due to increased underwriting fees. Fiduciary and asset management revenue grew $2.3 million due to seasonal tax preparation fee income. Non-personnel expense decreased $9.2 million as the prior quarter included an increased level of operational losses. Personnel expense was consistent with the prior quarter. Average loans were mostly unchanged from the previous quarter. Average deposits increased $313 million or 3% to $9.6 billion. Assets under management or administration were $107.5 billion, an increase of $1.9 billion.

Conference Call & Webcast
The company will hold a conference call at noon Central time on Tuesday, July 23, 2024 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at bokf.com. The conference call can also be accessed by dialing 1-800-715-9871 toll free, or 1-646-307-1963, conference ID: 5365153. A webcast replay will also be available shortly after conclusion of the live call at bokf.com or by dialing 1-800-770-2030 and referencing playback ID: 5365153.

About BOK Financial Corporation
BOK Financial Corporation is a $50 billion regional financial services company headquartered in Tulsa, Oklahoma with $107 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc.; and BOK Financial Private Wealth, Inc. BOKF, NA's holdings include TransFund and Cavanal Hill Investment Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin, Connecticut and Tennessee. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of June 30, 2024 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “outlook,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	June 30, 2024	Mar. 31, 2024
Assets
Cash and due from banks	$897,811	$801,677
Interest-bearing cash and cash equivalents	178,352	354,070
Trading securities	5,212,791	5,441,038
Investment securities, net of allowance	2,128,881	2,185,744
Available for sale securities	12,793,784	12,653,088
Fair value option securities	19,050	19,805
Restricted equity securities	475,209	382,549
Residential mortgage loans held for sale	107,465	75,449
Loans:
Commercial	15,623,409	15,132,867
Commercial real estate	5,083,575	5,236,677
Loans to individuals	3,846,597	3,803,016
Total loans	24,553,581	24,172,560
Allowance for loan losses	(287,826)	(281,623)
Loans, net of allowance	24,265,755	23,890,937
Premises and equipment, net	632,388	628,050
Receivables	334,019	308,736
Goodwill	1,044,749	1,044,749
Intangible assets, net	54,028	56,894
Mortgage servicing rights	333,246	319,330
Real estate and other repossessed assets, net	2,334	2,860
Derivative contracts, net	225,076	263,493
Cash surrender value of bank-owned life insurance	412,278	410,368
Receivable on unsettled securities sales	14,673	67,854
Other assets	1,271,568	1,253,689
Total assets	$50,403,457	$50,160,380

Liabilities
Deposits:
Demand	$8,840,178	$8,414,056
Interest-bearing transaction	23,107,042	22,748,185
Savings	830,489	854,397
Time	3,463,935	3,366,909
Total deposits	36,241,644	35,383,547
Funds purchased and repurchase agreements	813,758	1,261,517
Other borrowings	6,528,538	6,724,652
Subordinated debentures	131,156	131,154
Accrued interest, taxes and expense	305,839	318,622
Due on unsettled securities purchases	347,663	264,230
Derivative contracts, net	287,509	438,605
Other liabilities	515,380	506,418
Total liabilities	45,171,487	45,028,745
Shareholders' equity
Capital, surplus and retained earnings	5,834,632	5,738,879
Accumulated other comprehensive loss	(605,502)	(610,128)
Total shareholders’ equity	5,229,130	5,128,751
Non-controlling interests	2,840	2,884
Total equity	5,231,970	5,131,635
Total liabilities and equity	$50,403,457	$50,160,380

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
AVERAGE BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Assets
Interest-bearing cash and cash equivalents	$533,760	$567,680	$605,839	$598,734	$708,475
Trading securities	5,922,891	5,371,209	5,448,403	5,444,587	4,274,803
Investment securities, net of allowance	2,151,079	2,210,040	2,264,194	2,331,595	2,408,122
Available for sale securities	12,755,865	12,537,981	12,063,398	11,925,800	12,033,597
Fair value option securities	19,170	20,080	20,086	41,741	245,469
Restricted equity securities	453,303	412,376	432,780	445,532	351,944
Residential mortgage loans held for sale	81,371	57,402	61,146	77,208	72,959
Loans:
Commercial	15,516,238	14,992,639	14,680,001	14,527,676	14,316,474
Commercial real estate	5,048,704	5,188,152	5,293,021	5,172,876	4,896,230
Loans to individuals	3,820,211	3,767,776	3,732,086	3,713,756	3,676,350
Total loans	24,385,153	23,948,567	23,705,108	23,414,308	22,889,054
Allowance for loan losses	(283,246)	(278,449)	(273,717)	(267,205)	(252,890)
Loans, net of allowance	24,101,907	23,670,118	23,431,391	23,147,103	22,636,164
Total earning assets	46,019,346	44,846,886	44,327,237	44,012,300	42,731,533
Cash and due from banks	871,171	861,319	883,858	799,291	875,280
Derivative contracts, net	273,052	326,564	372,789	412,707	410,793
Cash surrender value of bank-owned life insurance	410,679	409,230	407,665	408,295	409,313
Receivable on unsettled securities sales	171,344	307,389	276,856	268,344	163,903
Other assets	3,449,607	3,276,184	3,445,265	3,418,615	3,317,285
Total assets	$51,195,199	$50,027,572	$49,713,670	$49,319,552	$47,908,107

Liabilities
Deposits:
Demand	$8,386,979	$8,631,416	$9,378,886	$10,157,821	$10,998,201
Interest-bearing transaction	23,006,204	22,264,259	20,449,370	19,415,599	18,368,592
Savings	832,704	843,037	845,705	874,530	926,882
Time	3,427,336	3,287,179	3,002,252	2,839,947	2,076,037
Total deposits	35,653,223	35,025,891	33,676,213	33,287,897	32,369,712
Funds purchased and repurchase agreements	1,838,323	1,258,044	2,476,973	2,699,027	3,670,994
Other borrowings	7,151,228	6,844,633	7,120,963	6,968,309	5,275,291
Subordinated debentures	131,156	131,154	131,151	131,151	131,153
Derivative contracts, net	380,942	537,993	524,101	429,989	576,558
Due on unsettled securities purchases	351,199	499,936	363,358	435,927	436,353
Other liabilities	539,485	574,954	483,934	461,686	503,134
Total liabilities	46,045,556	44,872,605	44,776,693	44,413,986	42,963,195
Total equity	5,149,643	5,154,967	4,936,977	4,905,566	4,944,912
TOTAL LIABILITIES AND EQUITY	$51,195,199	$50,027,572	$49,713,670	$49,319,552	$47,908,107

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
STATEMENTS OF EARNINGS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2024	2023	2024	2023
Interest revenue	$671,817	$570,367	$1,317,029	$1,087,096
Interest expense	375,796	248,106	727,436	412,487
Net interest income	296,021	322,261	589,593	674,609
Provision for credit losses	8,000	17,000	16,000	33,000
Net interest income after provision for credit losses	288,021	305,261	573,593	641,609
Other operating revenue:
Brokerage and trading revenue	53,017	65,006	112,196	117,402
Transaction card revenue	27,246	26,003	52,739	51,624
Fiduciary and asset management revenue	57,576	52,997	112,881	103,654
Deposit service charges and fees	29,572	27,100	58,257	53,068
Mortgage banking revenue	18,628	15,141	37,595	29,508
Other revenue	13,988	14,250	26,923	31,220
Total fees and commissions	200,027	200,497	400,591	386,476
Other gains, net	57,375	12,618	61,644	14,869
Loss on derivatives, net	(1,091)	(8,159)	(9,724)	(9,503)
Loss on fair value option securities, net	(94)	(2,158)	(399)	(5,120)
Change in fair value of mortgage servicing rights	3,453	9,261	14,430	3,202
Gain (loss) on available for sale securities, net	34	(3,010)	(45,137)	(3,010)
Total other operating revenue	259,704	209,049	421,405	386,914
Other operating expense:
Personnel	191,090	190,652	393,743	372,797
Business promotion	8,250	7,640	16,228	16,209
Charitable contributions to BOKF Foundation	13,610	1,142	13,610	1,142
Professional fees and services	13,331	12,777	25,341	25,825
Net occupancy and equipment	30,245	30,105	60,538	58,564
FDIC and other insurance	7,317	6,974	16,057	14,289
FDIC special assessment	1,190	—	7,644	—
Data processing and communications	46,131	45,307	91,695	90,109
Printing, postage and supplies	3,789	3,728	7,786	7,621
Amortization of intangible assets	2,898	3,474	5,901	6,865
Mortgage banking costs	8,532	8,300	14,887	14,082
Other expense	10,307	8,574	23,644	16,982
Total other operating expense	336,690	318,673	677,074	624,485

Net income before taxes	211,035	195,637	317,924	404,038
Federal and state income taxes	47,303	44,001	70,498	89,906

Net income	163,732	151,636	247,426	314,132
Net income attributable to non-controlling interests	19	328	10	456
Net income attributable to BOK Financial Corporation shareholders	$163,713	$151,308	$247,416	$313,676

Average shares outstanding:
Basic	63,714,204	65,994,132	64,002,154	66,162,048
Diluted	63,714,204	65,994,132	64,002,154	66,162,048

Net income per share:
Basic	$2.54	$2.27	$3.83	$4.70
Diluted	$2.54	$2.27	$3.83	$4.70

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
QUARTERLY EARNINGS TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and per share data)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Interest revenue	$671,817	$645,212	$638,324	$617,044	$570,367
Interest expense	375,796	351,640	341,649	316,148	248,106
Net interest income	296,021	293,572	296,675	300,896	322,261
Provision for credit losses	8,000	8,000	6,000	7,000	17,000
Net interest income after provision for credit losses	288,021	285,572	290,675	293,896	305,261
Other operating revenue:
Brokerage and trading revenue	53,017	59,179	60,896	62,312	65,006
Transaction card revenue	27,246	25,493	28,847	26,387	26,003
Fiduciary and asset management revenue	57,576	55,305	51,408	52,256	52,997
Deposit service charges and fees	29,572	28,685	27,770	27,676	27,100
Mortgage banking revenue	18,628	18,967	12,834	13,356	15,141
Other revenue	13,988	12,935	15,035	15,865	14,250
Total fees and commissions	200,027	200,564	196,790	197,852	200,497
Other gains, net	57,375	4,269	40,452	1,474	12,618
Gain (loss) on derivatives, net	(1,091)	(8,633)	8,592	(9,010)	(8,159)
Gain (loss) on fair value option securities, net	(94)	(305)	1,031	(203)	(2,158)
Change in fair value of mortgage servicing rights	3,453	10,977	(14,356)	8,039	9,261
Gain (loss) on available for sale securities, net	34	(45,171)	(27,626)	—	(3,010)
Total other operating revenue	259,704	161,701	204,883	198,152	209,049
Other operating expense:
Personnel	191,090	202,653	203,022	190,791	190,652
Business promotion	8,250	7,978	8,629	6,958	7,640
Charitable contributions to BOKF Foundation	13,610	—	1,542	23	1,142
Professional fees and services	13,331	12,010	16,288	13,224	12,777
Net occupancy and equipment	30,245	30,293	30,355	32,583	30,105
FDIC and other insurance	7,317	8,740	8,495	7,996	6,974
FDIC special assessment	1,190	6,454	43,773	—	—
Data processing and communications	46,131	45,564	45,584	45,672	45,307
Printing, postage and supplies	3,789	3,997	3,844	3,760	3,728
Amortization of intangible assets	2,898	3,003	3,543	3,474	3,474
Mortgage banking costs	8,532	6,355	8,085	8,357	8,300
Other expense	10,307	13,337	10,923	11,475	8,574
Total other operating expense	336,690	340,384	384,083	324,313	318,673
Net income before taxes	211,035	106,889	111,475	167,735	195,637
Federal and state income taxes	47,303	23,195	28,953	33,256	44,001
Net income	163,732	83,694	82,522	134,479	151,636
Net income (loss) attributable to non-controlling interests	19	(9)	(53)	(16)	328
Net income attributable to BOK Financial Corporation shareholders	$163,713	$83,703	$82,575	$134,495	$151,308

Average shares outstanding:
Basic	63,714,204	64,290,105	64,750,171	65,548,307	65,994,132
Diluted	63,714,204	64,290,105	64,750,171	65,548,307	65,994,132
Net income per share:
Basic	$2.54	$1.29	$1.26	$2.04	$2.27
Diluted	$2.54	$1.29	$1.26	$2.04	$2.27

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
FINANCIAL HIGHLIGHTS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and share data)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Capital:
Period-end shareholders' equity	$5,229,130	$5,128,751	$5,142,442	$4,814,019	$4,863,854
Risk weighted assets	$39,405,792	$38,952,555	$38,820,979	$38,791,023	$38,228,481
Risk-based capital ratios:
Common equity Tier 1	12.10%	11.99%	12.06%	12.06%	12.12%
Tier 1	12.11%	12.00%	12.07%	12.07%	12.13%
Total capital	13.25%	13.15%	13.16%	13.16%	13.24%
Leverage ratio	9.39%	9.42%	9.45%	9.52%	9.75%
Tangible common equity ratio[1]	8.38%	8.21%	8.29%	7.74%	7.79%
Adjusted tangible common equity ratio[1]	8.06%	7.92%	8.02%	7.35%	7.49%

Common stock:
Book value per share	$81.54	$79.50	$79.15	$73.31	$73.28
Tangible book value per share	$64.41	$62.42	$62.15	$56.40	$56.50
Market value per share:
High	$96.41	$92.08	$87.52	$92.41	$90.91
Low	$85.02	$77.86	$62.42	$77.61	$74.40
Cash dividends paid	$35,288	$35,568	$35,739	$35,655	$35,879
Dividend payout ratio	21.55%	42.49%	43.28%	26.51%	23.71%
Shares outstanding, net	64,127,824	64,515,035	64,967,177	65,664,840	66,369,208
Stock buy-back program:
Shares repurchased	412,176	616,630	700,237	700,500	266,000
Amount	$37,253	$51,727	$49,710	$58,961	$22,366
Average price paid per share[2]	$90.38	$83.89	$70.99	$84.17	$84.08

Performance ratios (quarter annualized):
Return on average assets	1.29%	0.67%	0.66%	1.08%	1.27%
Return on average equity	12.79%	6.53%	6.64%	10.88%	12.28%
Return on average tangible common equity[1]	16.27%	8.31%	8.56%	14.08%	15.86%
Net interest margin	2.56%	2.61%	2.64%	2.69%	3.00%
Efficiency ratio[1,3]	59.83%	67.13%	71.62%	64.01%	58.75%
Efficiency ratio excluding adjustments[1]	64.00%	65.85%	66.63%	64.01%	58.75%

Other data:
Tax equivalent interest	$2,196	$2,100	$2,112	$2,214	$2,200
Net unrealized loss on available for sale securities	$(649,236)	$(643,259)	$(616,624)	$(1,034,520)	$(898,906)

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratio and share data)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Mortgage banking:
Mortgage production revenue	$2,369	$3,525	$(2,535)	$(1,887)	$(284)

Mortgage loans funded for sale	$240,038	$139,176	$139,255	$173,727	$214,785
Add: Current period-end outstanding commitments	62,960	67,951	34,783	49,284	55,031
Less: Prior period end outstanding commitments	67,951	34,783	49,284	55,031	71,693
Total mortgage production volume	$235,047	$172,344	$124,754	$167,980	$198,123

Mortgage loan refinances to mortgage loans funded for sale	7%	10%	10%	9%	8%
Realized margin on funded mortgage loans	0.97%	1.46%	(0.98)%	(0.94)%	(0.14)%
Production revenue as a percentage of production volume	1.01%	2.05%	(2.03)%	(1.12)%	(0.14)%

Mortgage servicing revenue	$16,259	$15,442	$15,369	$15,243	$15,425
Average outstanding principal balance of mortgage loans serviced for others	$22,287,559	$21,088,898	$20,471,030	$20,719,116	$20,807,044
Average mortgage servicing revenue rates	0.29%	0.29%	0.30%	0.29%	0.30%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(3,484)	$(9,357)	$8,275	$(8,980)	$(8,099)
Gain (loss) on fair value option securities, net	(94)	(305)	1,031	(203)	(2,158)
Gain (loss) on economic hedge of mortgage servicing rights	(3,578)	(9,662)	9,306	(9,183)	(10,257)
Gain (loss) on changes in fair value of mortgage servicing rights	3,453	10,977	(14,356)	8,039	9,261
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(125)	1,315	(5,050)	(1,144)	(996)
Net interest income (expense) on fair value option securities[4]	(96)	(155)	(101)	(112)	(232)
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(221)	$1,160	$(5,151)	$(1,256)	$(1,228)
1 See Reconciliation of Non-GAAP Measures following.
2 Excludes 1% excise tax on corporate stock repurchases.
3 Prior period ratios have been adjusted to be consistent with the current period presentation.
4 Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and share data)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Reconciliation of tangible common equity ratio and adjusted tangible common equity ratio:
Total shareholders' equity	$5,229,130	$5,128,751	$5,142,442	$4,814,019	$4,863,854
Less: Goodwill and intangible assets, net	1,098,777	1,101,643	1,104,728	1,110,553	1,113,995
Tangible common equity	4,130,353	4,027,108	4,037,714	3,703,466	3,749,859
Add: Unrealized loss on investment securities, net	(204,636)	(185,978)	(171,903)	(246,395)	(189,152)
Add: Tax effect on unrealized loss on investment securities, net	48,128	43,740	40,430	57,949	44,486
Adjusted tangible common equity	$3,973,845	$3,884,870	$3,906,241	$3,515,020	$3,605,193

Total assets	$50,403,457	$50,160,380	$49,824,830	$48,931,397	$49,237,920
Less: Goodwill and intangible assets, net	1,098,777	1,101,643	1,104,728	1,110,553	1,113,995
Tangible assets	$49,304,680	$49,058,737	$48,720,102	$47,820,844	$48,123,925

Tangible common equity ratio	8.38%	8.21%	8.29%	7.74%	7.79%
Adjusted tangible common equity ratio	8.06%	7.92%	8.02%	7.35%	7.49%

Reconciliation of return on average tangible common equity:
Total average shareholders' equity	$5,146,785	$5,152,061	$4,933,917	$4,902,119	$4,941,352
Less: Average goodwill and intangible assets, net	1,100,139	1,103,090	1,107,949	1,112,217	1,115,652
Average tangible common equity	$4,046,646	$4,048,971	$3,825,968	$3,789,902	$3,825,700

Net income	$163,713	$83,703	$82,575	$134,495	$151,308

Return on average tangible common equity	16.27%	8.31%	8.56%	14.08%	15.86%

Calculation of efficiency ratio and efficiency ratio excluding adjustments:
Total other operating expense	$336,690	$340,384	$384,083	$324,313	$318,673
Less: Amortization of intangible assets	2,898	3,003	3,543	3,474	3,474
Numerator for efficiency ratio	333,792	337,381	380,540	320,839	315,199
Less: FDIC special assessment	1,190	6,454	43,773	—	—
Less: Expenses related to sale of BOKF Insurance	—	—	3,436	—	—
Less: Related contribution of converted Visa shares to BOKF Foundation	10,000	—	—	—	—
Adjusted numerator for efficiency ratio	$322,602	$330,927	$333,331	$320,839	$315,199

Net interest income	$296,021	$293,572	$296,675	$300,896	$322,261
Tax-equivalent adjustment	2,196	2,100	2,112	2,214	2,200
Tax-equivalent net interest income	298,217	295,672	298,787	303,110	324,461
Total other operating revenue	259,704	161,701	204,883	198,152	209,049
Less: Gain (loss) on available for sale securities, net	34	(45,171)	(27,626)	—	(3,010)
Denominator for efficiency ratio	557,887	502,544	531,296	501,262	536,520
Less: Gain on sale of BOKF Insurance	—	—	31,007	—	—
Less: Gain on converted Visa shares	53,817	—	—	—	—
Adjusted denominator for efficiency ratio	$504,070	$502,544	$500,289	$501,262	$536,520

Efficiency ratio	59.83%	67.13%	71.62%	64.01%	58.75%
Efficiency ratio excluding adjustments	64.00%	65.85%	66.63%	64.01%	58.75%

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratio and share data)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Information on net interest income and net interest margin excluding trading activities:
Net interest income	$296,021	$293,572	$296,675	$300,896	$322,261
Less: Trading activities net interest income	(275)	(498)	(3,305)	(7,343)	(3,461)
Net interest income excluding trading activities	296,296	294,070	299,980	308,239	325,722
Tax-equivalent adjustment	2,196	2,100	2,112	2,214	2,200
Tax-equivalent net interest income excluding trading activities	$298,492	$296,170	$302,092	$310,453	$327,922

Average interest-earning assets	$46,019,346	$44,846,886	$44,327,237	$44,012,300	$42,731,533
Less: Average trading activities interest-earning assets	5,922,891	5,371,209	5,448,403	5,444,587	4,274,803
Average interest-earning assets excluding trading activities	$40,096,455	$39,475,677	$38,878,834	$38,567,713	$38,456,730

Net interest margin on average interest-earning assets	2.56%	2.61%	2.64%	2.69%	3.00%
Net interest margin on average trading activities interest-earning assets	(0.05)%	(0.07)%	(0.20)%	(0.49)%	(0.34)%
Net interest margin on average interest-earning assets excluding trading activities	2.94%	2.97%	3.03%	3.14%	3.36%

Reconciliation of pre-provision net revenue:
Net income before taxes	$211,035	$106,889	$111,475	$167,735	$195,637
Provision for expected credit losses	8,000	8,000	6,000	7,000	17,000
Net income (loss) attributable to non-controlling interests	19	(9)	(53)	(16)	328
Pre-provision net revenue	$219,016	$114,898	$117,528	$174,751	$212,309

Reconciliation of adjusted net income and earnings per share:
Net income	$163,713	$83,703	$82,575	$134,495	$151,308
Add: FDIC special assessment, net of tax	910	4,936	33,478	—	—
Less: Gain on converted Visa shares, net of tax	41,160	—	—	—	—
Add: Related contribution of Visa shares to BOKF Foundation, net of tax	7,648	—	—	—	—
Less: Loss on repositioning of available for sale securities portfolio, net of tax	—	(34,547)	(21,129)	—	(2,302)
Less: Gain on sale of BOKF Insurance, net of tax	—	—	23,715	—	—
Adjusted net income	$131,111	$123,186	$113,467	$134,495	$153,610

Earnings per share	$2.54	$1.29	$1.26	$2.04	$2.27
Add: FDIC special assessment, net of tax	0.01	0.08	0.52	—	—
Less: Gain on converted Visa shares, net of tax	0.65	—	—	—	—
Add: Related contribution of Visa shares to BOKF Foundation, net of tax	0.12	—	—	—	—
Less: Loss on repositioning of available for sale securities portfolio, net of tax	—	(0.54)	(0.33)	—	(0.03)
Less: Gain on sale of BOKF Insurance, net of tax	—	—	0.37	—	—
Adjusted earnings per share	$2.02	$1.91	$1.74	$2.04	$2.30

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

Explanation of Non-GAAP Measures
The tangible common equity ratio and return on average tangible common equity are primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities, less intangible assets and equity that does not benefit common shareholders. The adjusted tangible common equity ratio also includes unrealized gains and losses on the investment portfolio. These measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from shareholders' equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income in shareholders' equity.
The efficiency ratio measures the company's ability to use its assets and manage its liabilities effectively in the current period.
Net interest income and net interest margin excluding trading activities removes the effect of trading activities on these metrics allowing management and investors to assess the performance of the company's core lending and deposit activities without the associated volatility from trading activities.
Pre-provision net revenue is a measure of revenue less expenses and is calculated before provision for credit losses and income tax expense. This financial measure is frequently used by investors and analysts and enables them to assess a company's ability to generate earnings to cover credit losses through a credit cycle. It also provides an additional basis for comparing the results of operations between periods by isolating the impact of the provision for credit losses, which can vary significantly between periods.
We believe adjusting net income and earnings per share for notable non-core items enhances comparability of results with prior periods, demonstrates the impact of significant items and provides a useful measure for determining the company's expenses that are core to our business operations and are expected to recur over time.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
LOANS TREND – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Commercial:
Healthcare	$4,231,058	$4,245,939	$4,143,233	$4,083,134	$3,991,387
Services	3,577,144	3,529,421	3,576,223	3,566,361	3,585,169
Energy	3,451,485	3,443,719	3,437,101	3,490,602	3,508,752
General business	4,363,722	3,913,788	3,647,212	3,579,742	3,449,208
Total commercial	15,623,409	15,132,867	14,803,769	14,719,839	14,534,516

Commercial real estate:
Multifamily	1,997,282	1,960,839	1,872,760	1,734,688	1,502,971
Industrial	1,214,991	1,343,970	1,475,165	1,432,629	1,349,709
Office	876,897	901,105	909,442	981,876	1,005,660
Retail	547,706	543,735	592,632	608,073	617,886
Residential construction and land development	88,252	83,906	95,052	100,465	106,370
Other commercial real estate	358,447	403,122	392,596	383,569	388,205
Total commercial real estate	5,083,575	5,236,677	5,337,647	5,241,300	4,970,801

Loans to individuals:
Residential mortgage	2,281,226	2,192,584	2,160,640	2,090,992	1,993,690
Residential mortgages guaranteed by U.S. government agencies	131,825	139,456	149,807	161,092	186,170
Personal	1,433,546	1,470,976	1,453,105	1,510,795	1,552,482
Total loans to individuals	3,846,597	3,803,016	3,763,552	3,762,879	3,732,342

Total	$24,553,581	$24,172,560	$23,904,968	$23,724,018	$23,237,659

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
LOANS MANAGED BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Texas:
Commercial	$7,879,143	$7,515,070	$7,384,107	$7,249,963	$7,223,820
Commercial real estate	1,754,087	1,935,728	1,987,037	1,873,477	1,748,796
Loans to individuals	908,920	964,464	914,134	961,299	974,911
Total Texas	10,542,150	10,415,262	10,285,278	10,084,739	9,947,527

Oklahoma:
Commercial	3,619,136	3,478,146	3,275,907	3,384,627	3,251,547
Commercial real estate	556,971	605,419	606,515	601,087	573,559
Loans to individuals	2,273,240	2,176,268	2,147,782	2,100,974	2,079,311
Total Oklahoma	6,449,347	6,259,833	6,030,204	6,086,688	5,904,417

Colorado:
Commercial	2,220,887	2,244,416	2,273,179	2,219,460	2,179,473
Commercial real estate	806,522	766,100	769,329	710,552	683,973
Loans to individuals	217,990	221,291	228,257	227,569	223,200
Total Colorado	3,245,399	3,231,807	3,270,765	3,157,581	3,086,646

Arizona:
Commercial	1,104,875	1,149,394	1,143,682	1,173,491	1,177,778
Commercial real estate	1,045,837	1,007,972	1,003,331	1,014,151	926,750
Loans to individuals	208,419	218,664	248,873	260,282	242,102
Total Arizona	2,359,131	2,376,030	2,395,886	2,447,924	2,346,630

Kansas/Missouri:
Commercial	336,232	320,609	331,179	307,725	309,148
Commercial real estate	482,249	497,036	511,947	547,708	516,299
Loans to individuals	157,750	141,767	144,958	132,137	138,960
Total Kansas/Missouri	976,231	959,412	988,084	987,570	964,407

New Mexico:
Commercial	318,711	317,651	291,736	297,714	287,443
Commercial real estate	367,678	352,559	389,106	405,989	425,472
Loans to individuals	67,747	67,814	67,485	69,418	64,803
Total New Mexico	754,136	738,024	748,327	773,121	777,718

Arkansas:
Commercial	144,425	107,581	103,979	86,859	105,307
Commercial real estate	70,231	71,863	70,382	88,336	95,952
Loans to individuals	12,531	12,748	12,063	11,200	9,055
Total Arkansas	227,187	192,192	186,424	186,395	210,314

Total BOK Financial	$24,553,581	$24,172,560	$23,904,968	$23,724,018	$23,237,659
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
DEPOSITS BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Oklahoma:
Demand	$3,721,009	$3,365,529	$3,586,091	$4,019,019	$4,273,136
Interest-bearing:
Transaction	12,115,793	12,362,193	10,929,704	9,970,955	9,979,534
Savings	496,289	509,775	500,313	508,619	531,536
Time	2,157,778	2,136,583	1,984,336	2,019,749	1,945,916
Total interest-bearing	14,769,860	15,008,551	13,414,353	12,499,323	12,456,986
Total Oklahoma	18,490,869	18,374,080	17,000,444	16,518,342	16,730,122

Texas:
Demand	2,448,433	2,201,561	2,306,334	2,599,998	2,876,568
Interest-bearing:
Transaction	5,425,670	5,125,834	5,035,856	5,046,288	4,532,093
Savings	150,812	157,108	155,652	154,863	162,704
Time	626,724	605,526	492,753	436,218	377,424
Total interest-bearing	6,203,206	5,888,468	5,684,261	5,637,369	5,072,221
Total Texas	8,651,639	8,090,029	7,990,595	8,237,367	7,948,789

Colorado:
Demand	1,244,848	1,316,971	1,633,672	1,598,622	1,726,130
Interest-bearing:
Transaction	1,921,671	1,951,232	1,921,605	1,888,026	1,825,295
Savings	61,184	63,675	67,646	63,129	66,968
Time	261,237	237,656	201,393	185,030	148,840
Total interest-bearing	2,244,092	2,252,563	2,190,644	2,136,185	2,041,103
Total Colorado	3,488,940	3,569,534	3,824,316	3,734,807	3,767,233

New Mexico:
Demand	661,677	683,643	794,467	853,571	912,218
Interest-bearing:
Transaction	1,323,750	1,085,946	886,089	1,049,903	712,541
Savings	92,910	95,944	95,453	97,753	102,729
Time	314,133	298,556	258,195	217,535	179,548
Total interest-bearing	1,730,793	1,480,446	1,239,737	1,365,191	994,818
Total New Mexico	2,392,470	2,164,089	2,034,204	2,218,762	1,907,036

Arizona:
Demand	448,587	502,143	524,167	522,142	592,144
Interest-bearing:
Transaction	1,227,895	1,181,539	1,174,715	903,535	800,970
Savings	11,542	12,024	11,636	12,340	14,489
Time	56,102	46,962	41,884	36,689	31,248
Total interest-bearing	1,295,539	1,240,525	1,228,235	952,564	846,707
Total Arizona	1,744,126	1,742,668	1,752,402	1,474,706	1,438,851

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

(In thousands)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Kansas/Missouri:
Demand	291,045	316,041	326,496	351,236	363,534
Interest-bearing:
Transaction	1,040,114	985,706	966,166	981,091	1,014,247
Savings	14,998	13,095	13,821	14,331	16,316
Time	32,921	30,411	23,955	22,437	16,176
Total interest-bearing	1,088,033	1,029,212	1,003,942	1,017,859	1,046,739
Total Kansas/Missouri	1,379,078	1,345,253	1,330,438	1,369,095	1,410,273

Arkansas:
Demand	24,579	28,168	25,266	29,635	38,818
Interest-bearing:
Transaction	52,149	55,735	49,966	57,381	43,301
Savings	2,754	2,776	2,564	2,898	3,195
Time	15,040	11,215	9,506	9,559	7,225
Total interest-bearing	69,943	69,726	62,036	69,838	53,721
Total Arkansas	94,522	97,894	87,302	99,473	92,539

Total BOK Financial	$36,241,644	$35,383,547	$34,019,701	$33,652,552	$33,294,843

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
NET INTEREST MARGIN TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Tax-equivalent asset yields:
Interest-bearing cash and cash equivalents	5.86%	4.96%	5.30%	5.43%	5.41%
Trading securities	5.06%	5.12%	5.05%	4.76%	4.50%
Investment securities, net of allowance	1.41%	1.42%	1.42%	1.43%	1.44%
Available for sale securities	3.71%	3.48%	3.27%	3.11%	3.00%
Fair value option securities	3.68%	3.59%	3.57%	4.61%	5.07%
Restricted equity securities	8.11%	8.59%	8.01%	7.88%	7.31%
Residential mortgage loans held for sale	6.50%	6.25%	6.59%	6.27%	5.85%
Loans	7.41%	7.40%	7.36%	7.25%	7.03%
Allowance for loan losses
Loans, net of allowance	7.49%	7.48%	7.45%	7.33%	7.10%
Total tax-equivalent yield on earning assets	5.80%	5.73%	5.64%	5.49%	5.29%

Cost of interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing transaction	3.76%	3.68%	3.44%	3.18%	2.60%
Savings	0.58%	0.57%	0.53%	0.47%	0.21%
Time	4.51%	4.54%	4.13%	3.96%	3.27%
Total interest-bearing deposits	3.76%	3.69%	3.43%	3.17%	2.56%
Funds purchased and repurchase agreements	4.28%	4.05%	4.79%	4.81%	4.58%
Other borrowings	5.58%	5.56%	5.55%	5.48%	5.12%
Subordinated debt	7.07%	7.09%	7.09%	7.02%	6.79%
Total cost of interest-bearing liabilities	4.15%	4.08%	3.98%	3.81%	3.27%
Tax-equivalent net interest spread	1.65%	1.65%	1.66%	1.68%	2.02%
Effect of noninterest-bearing funding sources and other	0.91%	0.96%	0.98%	1.01%	0.98%
Tax-equivalent net interest margin	2.56%	2.61%	2.64%	2.69%	3.00%
Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
CREDIT QUALITY INDICATORS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratios)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023
Nonperforming assets:
Nonaccruing loans:
Commercial:
Healthcare	$20,845	$49,307	$81,529	$41,836	$36,753
Energy	28,668	14,991	17,843	19,559	20,037
Services	3,165	3,319	3,616	2,820	4,541
General business	5,756	7,003	7,143	6,483	11,946
Total commercial	58,434	74,620	110,131	70,698	73,277

Commercial real estate	12,883	22,087	7,320	7,418	17,395

Loans to individuals:
Permanent mortgage	12,627	13,449	18,056	30,954	29,973
Permanent mortgage guaranteed by U.S. government agencies	6,617	9,217	9,709	10,436	11,473
Personal	122	142	253	79	133
Total loans to individuals	19,366	22,808	28,018	41,469	41,579

Total nonaccruing loans	90,683	119,515	145,469	119,585	132,251
Real estate and other repossessed assets	2,334	2,860	2,875	3,753	4,227
Total nonperforming assets	$93,017	$122,375	$148,344	$123,338	$136,478

Total nonperforming assets excluding those guaranteed by U.S. government agencies	$86,400	$113,158	$138,635	$112,902	$125,005

Accruing loans 90 days past due[1]	$2,962	$—	$170	$64	$220

Gross charge-offs	$7,940	$7,060	$5,007	$10,593	$8,049
Recoveries	(995)	(1,600)	(911)	(4,062)	(1,346)
Net charge-offs	$6,945	$5,460	$4,096	$6,531	$6,703

Provision for loan losses	$13,148	$9,960	$9,105	$15,931	$19,957
Provision for credit losses from off-balance sheet unfunded loan commitments	(4,983)	(1,658)	(3,627)	(7,336)	(3,003)
Provision for expected credit losses from mortgage banking activities	(153)	(265)	530	(1,474)	78
Provision for credit losses related to held-to maturity (investment) securities portfolio	(12)	(37)	(8)	(121)	(32)
Total provision for credit losses	$8,000	$8,000	$6,000	$7,000	$17,000

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratios)	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023

Allowance for loan losses to period end loans	1.17%	1.17%	1.16%	1.15%	1.13%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.34%	1.36%	1.36%	1.37%	1.39%
Nonperforming assets to period end loans and repossessed assets	0.38%	0.51%	0.62%	0.52%	0.59%
Net charge-offs (annualized) to average loans	0.11%	0.09%	0.07%	0.11%	0.12%
Allowance for loan losses to nonaccruing loans[1]	342.38%	255.33%	204.13%	249.31%	217.52%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	392.74%	298.23%	240.20%	297.50%	267.15%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
SEGMENTS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended			2Q24 vs 1Q24		2Q24 vs 2Q23

(In thousands, except ratios)	June 30, 2024	Mar. 31, 2024	June 30, 2023	Change	% Change	Change	% Change
Commercial Banking:
Net interest income	$203,735	$203,995	$221,737	$(260)	(0.1)%	$(18,002)	(8.1)%
Fees and commissions revenue	53,720	50,630	59,704	3,090	6.1%	(5,984)	(10.0)%
Combined net interest income and fee revenue	257,455	254,625	281,441	2,830	1.1%	(23,986)	(8.5)%
Other operating expense	76,114	70,095	77,559	6,019	8.6%	(1,445)	(1.9)%
Corporate expense allocations	17,381	18,397	21,404	(1,016)	(5.5)%	(4,023)	(18.8)%
Net income	119,563	121,797	140,779	(2,234)	(1.8)%	(21,216)	(15.1)%

Average assets	30,305,613	29,806,817	28,170,869	498,796	1.7%	2,134,744	7.6%
Average loans	20,403,837	20,067,170	19,158,984	336,667	1.7%	1,244,853	6.5%
Average deposits	16,189,003	15,730,241	14,822,093	458,762	2.9%	1,366,910	9.2%

Consumer Banking:
Net interest income	$65,164	$64,135	$68,088	$1,029	1.6%	$(2,924)	(4.3)%
Fees and commissions revenue	36,252	36,207	32,361	45	0.1%	3,891	12.0%
Combined net interest income and fee revenue	101,416	100,342	100,449	1,074	1.1%	967	1.0%
Other operating expense	55,128	53,447	52,340	1,681	3.1%	2,788	5.3%
Corporate expense allocations	13,392	14,172	12,318	(780)	(5.5)%	1,074	8.7%
Net income	24,117	24,731	25,684	(614)	(2.5)%	(1,567)	(6.1)%

Average assets	9,630,470	9,391,981	9,597,723	238,489	2.5%	32,747	0.3%
Average loans	1,975,106	1,913,586	1,762,568	61,520	3.2%	212,538	12.1%
Average deposits	8,073,782	7,901,167	7,986,674	172,615	2.2%	87,108	1.1%

Wealth Management:
Net interest income	$29,501	$28,398	$33,841	$1,103	3.9%	$(4,340)	(12.8)%
Fees and commissions revenue	113,208	118,704	123,050	(5,496)	(4.6)%	(9,842)	(8.0)%
Combined net interest income and fee revenue	142,709	147,102	156,891	(4,393)	(3.0)%	(14,182)	(9.0)%
Other operating expense	90,214	99,288	84,587	(9,074)	(9.1)%	5,627	6.7%
Corporate expense allocations	16,484	14,779	12,784	1,705	11.5%	3,700	28.9%
Net income	27,497	25,228	45,502	2,269	9.0%	(18,005)	(39.6)%

Average assets	16,452,098	15,759,328	12,949,258	692,770	4.4%	3,502,840	27.1%
Average loans	2,199,747	2,198,803	2,230,906	944	—%	(31,159)	(1.4)%
Average deposits	9,551,307	9,237,965	7,544,143	313,342	3.4%	2,007,164	26.6%
Fiduciary assets	61,917,694	60,365,292	57,873,868	1,552,402	2.6%	4,043,826	7.0%
Assets under management or administration	107,477,030	105,530,903	103,618,940	1,946,127	1.8%	3,858,090	3.7%
Certain prior period amounts have been reclassified to conform to current period presentation.